PRESS RELEASE

INVESTOR RELATIONS DEPARTMENT	Capital Increase 2003

SHAREHOLDERS REAFFIRMS THE STRONG COMMITMENT WITH ENERSIS SUBSCRIBING US$ 2,104 MILLION IN THE CAPITAL INCREASE

•	US$1,219 million were capitalized by the controlling shareholder of Enersis, Endesa S.A. in a clear proof of confidence.

•	US$885 million subscribed by minority shareholders, constitute the largest operation ever made in a capital increase in Latin America.

•	The support made by Enersis’ minority shareholders, shows the confidence in the Company’s future and constitute an important support to the plans carried out by the Group.

•	The capital increase, along with the debt refinancing, assets divestments and cash flow improvement, were the pillars of the Financial Strengthening Plan approved by the Board of Directors on October 4th, 2002.

•	Funds raised, through the divestments of assets and capital increase, will reduce Enersis’ debt and significantly improve the Company’ liquidity and principal financial ratios.

•	Consolidated debt will be reduced by approximately US $2.560 million during 2003.

(Santiago, Chile, December 22nd, 2003) Enersis (NYSE: ENI), today inform to the SVS, that during the capital increase which started on May 31st, and concluded December 20th, the Company raised a total amount of US$ 2,104 million. The number of shares subscribed, represent 99.9% of the total amount of 24,382,994,488 new shares issued.

During the first tranche, Enersis’ shareholders subscribed a total of 22,113,264,060 shares equivalent to US$ 1,882 million.

In the second tranche, Enersis’ shareholders subscribed a total of 1,353,246,805 shares equivalent to US$ 136 million. Additionally, 893,612,466 shares equivalent to US$ 86 million, were subscribed as part of the local bond exchange.

In summary, total number of shares subscribed reached 24,360,123,331. From the total mentioned, 14,406,840,511 shares (US$ 1,219 million) were subscribed by Elesur S.A., a subsidiary of Endesa S.A., the controlling shareholder of Enersis, and 9,953,282,820 shares (US$ 885 million) were subscribed by minority shareholders.

www.enersis.cl	Santa Rosa 76, Santigo, CHILE Phone: 56 (2) 353 4682	Pg. 6

PRESS RELEASE

INVESTOR RELATIONS DEPARTMENT	Capital Increase 2003

This is one of the largest capital increase ever made by minority shareholders in the region and shows the confidence of Enersis’ shareholders in the Company, as well as the support to the Financial Strengthening Plan successfully made by Enersis.

Enersis’Capital Increase (Second Tranche)
Total Subscribed = US$ 136 Million

Enersis’ Debt Reduction (Year 2003)
Total Reduction = US$ 2,560 Million

www.enersis.cl	Santa Rosa 76, Santigo, CHILE Phone: 56 (2) 353 4682	Pg. 7

PRESS RELEASE

INVESTOR RELATIONS DEPARTMENT	Capital Increase 2003

For further information, please contact Enersis:

Ricardo Alvial Chief Investments & Risks Officer Phone: 56 (2) 353 4682

Susana Rey	Pablo Lanyi-Grunfeldt
Head of Investor Relations	Investor Relations
srm@e.enersis.cl	pll@e.enersis.cl
56 (2) 353 4554	56 (2) 353 4552

Matías Rodríguez	Francisco Luco
Investor Relations	Investor Relations
mra8@e.enersis.cl	fjlv@e.enersis.cl
56 (2) 353 4492	56 (2) 353 4555

Disclaimer

This Press Release contains statements that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this announcement and include statements regarding the intent, belief or current expectations of Enersis and its management with respect to, among other things: (1) Enersis’ business plans; (2) Enersis’ cost-reduction plans; (3) trends affecting Enersis’ financial condition or results of operations, including market trends in the electricity sector in Chile or elsewhere; (4) supervision and regulation of the electricity sector in Chile or elsewhere; and (5) the future effect of any changes in the laws and regulations applicable to Enersis’ or its affiliates. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. These factors include a decline in the equity capital markets of the United States or Chile, an increase in the market rates of interest in the United States or elsewhere, adverse decisions by government regulators in Chile or elsewhere and other factors described in Enersis’ Annual Report on Form 20-F. Readers are cautioned not to place undue reliance on those forward-looking statements, which state only as of their dates. Enersis undertakes no obligation to release publicly the result of any revisions to these forward-looking statements.

www.enersis.cl	Santa Rosa 76, Santigo, CHILE Phone: 56 (2) 353 4682	Pg. 8